                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report: January 29, 2003


                        United Community Financial Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Ohio                      0-24399                  34-1856319
----------------------------         -----------             ----------------
(State or other jurisdiction         (Commission             (IRS Employer of
       incorporation)                File Number)         Identification Number)

         275 Federal Plaza West
            Youngstown, Ohio                                          44503-1203
----------------------------------------                              ----------
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code (330) 742-0500


                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changes since last report.)

Item 5: Other Events

                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE

                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                        (330) 742-0500, Ext. 592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                  EARNINGS FOR FOURTH QUARTER AND YEAR END 2002

YOUNGSTOWN, Ohio (January 29, 2003) - United Community Financial Corp. (Nasdaq:
UCFC), holding company of The Home Savings and Loan Co. and Butler Wick Corp., announced today financial results for the fourth quarter and year end fiscal 2002.

For the fourth quarter ended December 31, 2002, net income was reported as $5.4 million, or $0.17 per diluted share, compared to $5.6 million, or $0.17 per diluted share, for the fourth quarter of 2001. For the year ended December 31, 2002, net income was $20.8 million, or $0.65 per diluted share, compared with $15.7 million, or $0.48 per diluted share, for the year ended December 31, 2001.

"2002 proved to be an excellent year for United Community," said Douglas M. McKay, chairman and chief executive officer of United Community. "We experienced a 33% increase in net income over 2001 while reducing our debt. We also continued to expand our customer base through the acquisition of Potters Financial Corp. and by opening a Home Savings branch in Mentor, Ohio and a Butler Wick office in Columbus, Ohio. During 2002, United Community also showed continuing improvement in our efficiency ratio, return on average assets and return on average equity compared with 2001."

Fourth Quarter Results

United Community's net interest income for the three months ended December 31, 2002 increased $2.5 million over the same period in 2001, while noninterest income decreased $2.6 million over the same quarter in the previous year. The increase in net interest income was also offset by a $1.4 million increase in noninterest expense and a $150,000 increase in the provision for loan losses.

The increase in net interest income can be attributed to a reduction in interest expense on deposits and other borrowed funds due to the current interest rate environment, which, in turn, were partially offset by a decrease in interest earned on securities and margin accounts. The decrease in noninterest income was directly a result of a decline in gains on loans sold, underwriting and investment banking income and an increase in other recognized losses due to the disposal of fixed assets. These changes were partially offset by increases in gains recognized on securities, service fees and other charges.

In 2001, United Community became active in the secondary market and during the fourth quarter of that year, in order to improve the company's interest rate risk profile, sold fixed rate loans out of the portfolio, resulting in large gains. Due to the current interest rate environment, United Community has been selling new loan originations to help reduce interest rate risk. The smaller net gains reported in the fourth quarter of 2002 relate to the sale of new originations, which it anticipates continuing to do in the future.

The increase in noninterest expense was primarily the result of an increase in compensation due to the additional staff acquired from Potters, as well as increases in occupancy, equipment, data processing and other expenses related to the acquisition. These increases were partially offset by a decrease in the amortization of the core deposit intangible.

Year to Date Results

Net interest income for the year ended December 31, 2002 increased $15.5 million and noninterest income increased $2.6 million over the previous year, both of which were partially offset by a $10.7 million increase in noninterest expense and a $1.1 million increase in the provision for loan losses.

The growth in net interest income for 2002 as compared to 2001 is primarily due to an increase of $17.8 million in loan income from new loan originations and the acquisitions of Industrial Bancorp and Potters Financial Corp., as well as a $3.1 million decline in interest expense on deposits. This increase was partially offset by decreases in interest earned on securities of $3.9 million and margin accounts of $944,000.

The increase in noninterest income was a result of a $2.0 million increase in gains recognized on securities, $1.0 million in other income, $469,000 in gains on loans sold and $467,000 in service fees and other charges. The growth in other income was related to the sale of stock received by Home Savings in the demutualization of Anthem. These changes were partially offset by a decline in underwriting and investment banking fees and other recognized losses as a result of the disposal of fixed assets.

Noninterest expense grew in part because of an increase in the amortization of core deposit intangible and compensation costs related to the two acquisitions. Contributing factors also included occupancy, equipment, data processing and other expenses, which were largely due to costs associated with the early extinguishment of debt reclassified from extraordinary items in accordance with SFAS No. 145 adopted on April 1, 2002.

United Community's return on average assets and return on average equity were 1.04% and 7.74%, respectively, for the year ended December 31, 2002, while the returns on average assets and average equity were 0.97% and 6.03%, respectively, for the previous year.

Financial Condition

Total shareholders' equity increased $12.7 million from December 31, 2001 to December 31, 2002. This was principally due to income for the period, offset by quarterly dividend payments and treasury stock purchases. Book value as of December 31, 2002 was $7.79 per share.

Total assets increased by $45.4 million, or 2.3%, to $2.0 billion at December 31, 2002 compared with December 31, 2001, again as a result of the Potters acquisition. Loans increased $71.7 million, securities by $35.3 million, goodwill by $13.9 million, while other borrowed funds decreased $61.6 million. These changes were funded by a $94.9 million decline in cash and cash equivalents and a $98.5 million increase in deposits.

Net loans remained strong, increasing $71.7 million, or 5.1%, from December 31, 2001 to December 31, 2002. Specifically, Home Savings showed growth of $44.8 million in consumer loans, $19.4 million in commercial loans, $15.1 million in construction loans and $2.5 million in real estate loans. The allowance for loan losses increased $3.6 million, or 31.5% over last year to $15.1 million at December 31, 2002, of which, approximately $1.9 million was acquired from Potters. The remainder was due to an increase in the provision for loan losses less net chargeoffs, which can be attributed to growth in the loan portfolio, as well as current market conditions. The allowance for loan losses as a percentage of total loans increased to 1.01% at December 31, 2002 compared to 0.81% at December 31, 2001.

Deposits increased $98.5 million, or 7.1%, from December 31, 2001 to December 31, 2002, mainly comprised of deposits acquired from Potters. While current rate conditions led Home Savings to realize a $13.6 million decrease in certificates of deposit, this was overcompensated by increases of $44.9 million in savings accounts and $67.2 million in checking accounts. Other borrowed funds decreased $61.6 million from December 31, 2001 to December 31, 2002, due mostly to the maturity and early extinguishment of Federal Home Loan Bank debt.

"We remained focused on our three initiatives of growth, profitability and capital management throughout 2002," said McKay. "The acquisition of Potters helped to strengthen our position in our current market, while the opening of our new offices have provided growth opportunities in new market areas. We are well positioned to continue to build on our record of success and are therefore anticipating another strong year in 2003."

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 34 full service banking offices and 4 loan production offices, including the former Potters offices, located throughout Northern Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: www.ucfconline.com.

When used in this Form 8-K or in future filings by United Community with the SEC, in United Community's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue, "is anticipated." "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual result to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      UNITED COMMUNITY FINANCIAL CORP.

                                      By: /s/  Patrick A. Kelly
                                          -----------------------------------
                                          Patrick A. Kelly
                                          Chief Financial Officer

Dated: January 28, 2003

                        UNITED COMMUNITY FINANCIAL CORP.

                                                                          As of              As of
                                                                    December 31, 2002   December 31, 2001
                                                                    -----------------   -----------------
                                                                    (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA:

ASSETS

    Cash and cash equivalents                                          $   110,936        $   205,883
    Investment securities                                                  242,328            206,998
    Federal Home Loan Bank stock                                            21,069             18,760
    Loans held for sale                                                     45,825             20,192
    Loans                                                                1,493,312          1,417,959
    Allowance for loan losses                                              (15,099)           (11,480)
    Real estate owned                                                          994                477
    Goodwill                                                                33,593             19,664
    Core deposit intangible                                                  5,101              6,312
    Other assets                                                            52,072             60,015
                                                                       -----------        -----------
        Total assets                                                   $ 1,990,131        $ 1,944,780
                                                                       ===========        ===========

LIABILITIES

    Deposits                                                           $ 1,481,901        $ 1,383,418
    Other borrowed funds                                                   210,024            271,631
    Other liabilities                                                       23,637             27,851
                                                                       -----------        -----------
        Total liabilities                                                1,715,562          1,682,900

SHAREHOLDERS' EQUITY

        Preferred stock-no par value; 1,000,000 shares authorized
          and unissued  at December 31, 2002                                    --                 --
        Common stock-no par value; 499,000,000 shares authorized;
          37,803,269 and 37,754,086 issued, respectively                   138,207            136,903
        Retained earnings                                                  172,080            160,915
        Other comprehensive income                                           2,363              1,402
        Unearned compensation                                              (19,724)           (22,988)
        Treasury stock, at cost; 2,558,214 and 2,086,500
          shares, respectively                                             (18,357)           (14,352)
                                                                       -----------        -----------
          Total shareholders' equity                                       274,569            261,880
                                                                       -----------        -----------
          Total liabilities and shareholders' equity                   $ 1,990,131        $ 1,944,780
                                                                       ===========        ===========

      Book value per share                                             $      7.79        $      7.34

                                                       Three Months Ended           Twelve Months Ended
                                                           December 31,                December 31,
                                                           ------------                ------------
                                                       2002           2001          2002           2001
                                                       ----           ----          ----           ----
                                                            (In thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):
    Interest income                                 $  31,062      $  32,434      $ 126,693      $ 113,989
    Interest expense                                   12,465         16,303         54,236         57,047
                                                    ---------      ---------      ---------      ---------
    Net interest income                                18,597         16,131         72,457         56,942

    Provision for loan losses                           1,600          1,450          3,578          2,495
    Noninterest income:
        Commissions                                     3,429          3,380         13,677         13,411
        Service fees and other charges                  2,101          1,834          8,224          7,757
        Underwriting and investment banking               119            806            312          1,316
        Net gains (losses)
            Loans sold                                  1,161          5,111          5,919          5,450
            Securities                                  1,655            (13)         1,476           (477)
            Other                                        (260)           (14)          (515)            37
        Other income                                      464            203          1,980            955
                                                    ---------      ---------      ---------      ---------
            Total noninterest income                    8,669         11,307         31,073         28,449

    Noninterest expense:
        Salaries and employee benefits                 10,679         10,033         39,917         34,528
        Occupancy                                         817            679          3,186          2,575
        Equipment and data processing                   2,277          2,054          8,309          7,378
        Amortization of core deposit intangible           434            756          2,180          1,671
        Other noninterest expense                       4,062          3,337         14,767         11,556
                                                    ---------      ---------      ---------      ---------
            Total noninterest expense                  18,269         16,859         68,359         57,708

    Income before taxes                                 7,397          9,129         31,593         25,188
    Income taxes                                        2,037          3,555         10,776          9,509
                                                    ---------      ---------      ---------      ---------
    Net income                                      $   5,360      $   5,574      $  20,817      $  15,679
                                                    =========      =========      =========      =========

    Basic earnings per share                        $    0.17      $    0.18      $    0.65      $    0.49
    Diluted earnings per share                      $    0.17      $    0.17      $    0.65      $    0.48
    Dividends paid per share                        $   0.075      $   0.075      $   0.300      $   0.300

                                                                        Three Months Ended   Three Months Ended   Three Months Ended
                                                                            December 31,        September 30,          June 30,
                                                                               2002                 2002                2002
                                                                               ----                 ----                ----
                                                                                          (Dollars in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

    Net loans (including allowance for loan losses
      of $15,099, $14,865 and $14,365, respectively)                        $  1,500,940        $  1,518,533        $  1,582,747
    Loans held for sale                                                           36,218              14,922               6,486
    Investment securities                                                        246,754             257,725             223,488
    Margin accounts                                                               15,683              16,980              18,430
    Other interest-earning assets                                                 94,420              85,323              80,641
    Total interest-earning assets                                              1,894,015           1,893,483           1,911,792
    Total assets                                                               2,002,717           2,003,574           2,023,237
    Certificates of deposit                                                      824,516             855,939             880,608
    Interest-bearing checking, demand and savings accounts                       599,144             595,866             597,144
    Other-interest bearing liabilities                                           215,389             198,047             197,727
    Total interest-bearing liabilities                                         1,639,049           1,649,852           1,675,479
    Noninterest-bearing deposits                                                  55,562              47,255              43,345
    Total noninterest-bearing liabilities                                         89,736              83,463              81,175
    Total liabilities                                                          1,728,785           1,733,315           1,756,654
    Shareholders' equity                                                         273,932             270,259             266,583
    Common shares outstanding for basic EPS calculation                       31,891,690          31,773,058          31,821,940
    Common shares outstanding for diluted EPS calculation                     32,375,598          32,318,094          32,254,684


SUPPLEMENTAL LOAN DATA:

    Loans originated                                                        $    260,383        $    220,129        $    215,637
    Loans purchased                                                                1,000               7,317              13,568
    Loans sold                                                                   108,034              42,434             135,440
    Loan chargeoffs                                                                1,394                 261                  80
    Recoveries on loans                                                               28                  35                  22

                                                                                As of               As of               As of
                                                                             December 31,       September 30,          June 30,
                                                                                2002                2002                2002
                                                                                ----                ----                ----
SUPPLEMENTAL DATA:

    Nonaccrual loans                                                        $     14,196        $     13,466        $     12,189
    Restructured loans                                                             1,271               1,255               1,281
    Other real estate owned                                                          994               1,622               1,167
    Total nonperforming assets                                                    16,461              16,343              14,637
    Loans serviced for others                                                    386,218             341,027             332,448
    Number of full time equivalent employees                                         774                 789                 777
    Investment securities trading                                                  5,060              44,401               5,033
    Investment securities available for sale                                     237,268             196,809             160,690
    Investment securities held to maturity                                             0              59,917              65,079
    Federal Home Loan Bank stock                                                  21,069              20,832              20,586
    Fair value of held to maturity securities                                          0              62,914              67,372


REGULATORY CAPITAL DATA:

    Regulatory tangible capital                                             $    150,821        $    173,854        $    166,533
    Tangible capital ratio                                                          8.05                9.11                8.67
    Regulatory core capital                                                      150,821             173,854             166,533
    Core capital ratio                                                              8.05                9.11                8.67
    Regulatory total capital                                                     163,419             184,929             177,766
    Total risk adjusted assets                                                 1,295,667           1,318,398           1,355,444
    Total risk adjusted ratio                                                      12.61               14.03               13.11